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                                                                     EXHIBIT 4.4



                              CERTIFICATE OF TRUST
                                       OF
                          FW PREFERRED CAPITAL TRUST I

                  This Certificate of Trust is being duly executed as of May 8, 1998 for the purposes of forming a business trust pursuant to the Delaware Business Trust Act (12 Del. C. Section 3801 et. seq.) (the "Act").

                  1. Name. The name of the business trust formed hereby is "FW Preferred Capital Trust I" (the "Trust").

                  2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                  Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, Delaware 19890
                  Attention: Corporate Trust Administration.

                  3. Effective Date. This Certificate of Trust, which may be executed in counterparts, shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

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                  IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the date first written above.


                                                  WILMINGTON TRUST COMPANY,
                                                   as Delaware Trustee


                                                  By:  /s/ Christopher L. Kaiser
                                                  Name:    Christopher L. Kaiser
                                                  Title:   Vice President